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                                                                Exhibit 99.2


Operator:         Good day ladies and gentlemen. Welcome to this second
                  quarter earnings release conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder, this conference call is being recorded.

                  I would now like to turn the conference over to your host, Mr. Paul Reilly, Chairman, President and Chief Executive Officer of Mail-Well, Inc. Mr. Reilly, you may begin.

Paul Reilly:      Thank you Lisa. Good day ladies and gentlemen, and thank
                  you for joining us today. This conference will follow our standard format. I will discuss the conditions of our business after Michel Salbaing, our CFO, has given you a summary of the second quarter results. We will then open up the conference for Q&A.

                  Our remarks will cover the following: one, the summary financial results attached to the press release, including the results of operations of the three segments, print, envelope and printed office products; two, the drivers in our business, and how they impact profitability; and three, outlook for the year.

                  Before we start, I'd like to pass the call over to Michel for the required Safe Harbor comments, and his review of the financial reports attached to the press release. Michel.

Michel Salbaing:  Thank you Paul. And again, good morning ladies and gentlemen.
                  During the course of this conference today, we will be making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation you received of this call, as well as in our filings with the SEC. We invite you to refer to them in conjunction with this call. All forward-statements we make today are intended to come within the SEC's Safe Harbor with respect to such statements.

                  As you can see on the financial highlights attached to the press release, as well as in the supplementary information also attached to the sales -- to the press release, Mail-Well's sales in the second quarter of 2003 were $407.8 million and EBITDA was $27.3. Both are down from Q1, as expected, because of the seasonality in our business. Q2 has traditionally been the lowest quarter in terms of sales and profitability. These results, however, represent a 39 percent year-over-year improvement in EBITDA over the comparable results of 2002.

                  Sales were up two percent when taking into account the assets held for sale we have disposed of since Q2 of last year, and up three percent when considering the unprofitable plant we shut down last year. Year to date EBITDA reached $59.6 million, a $10 million, or 20 percent improvement over the ongoing results of the first half of last year, on 2.3 percent higher sales. Page seven of the documentation supplied with the press release goes through all of the necessary reconciliations.

                  Net loss for the quarter was $2.3 million, or five cents per share on a fully diluted basis, compared to a loss of $38.2 million last year, or $0.80 cents per share. Last year's results included a number of negative items, an $8.7 million loss for the early extinguishment of debt, a restructuring charge of $9.3 million, a loss of $19.3 million on impairments of assets held for sale and former discontinued operations. All of these results are discussed in more detail in the Q we have issued today.

                  Our disposition program is now totally completed. The only impact it has on our results is through the filing of actual tax returns where true ups can be necessary, as was the case this quarter. We had such a negative adjustment of approximately $600,000 during the quarter.

                  During the quarter, net cash provided by operating activities was $33.6 million, compared to a use of $13.4 million in the first quarter. During the conference call in May, we told you to expect that we would recover this $13.4 million. Actually, we did a better job on working capital management. Also, the early receipt of an $11 million tax refund had a positive impact on cash flow. This


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                  refund had been expected in Q3. We continue to expect
                  the operations to provide approximately $75 million of cash for the full year. In the first half of the year, we spent $13 million on cap ex, out of an expected $30 to $35 million for the full year.

                  Turning now to our capital structure. We are in full compliance with bank covenants. The fixed charge coverage ratio minimum for Q2 2003 was set at .95. Our actual performance was 1.17. From Q3 on, the fixed charge ratio minimum is set at 1.15. As of Q2, we remain comfortably within our net worth covenant. As calculated for the covenant, our net worth increased by more than five million over Q1. As a result of the quarter's cash flow of $33.6 million, our revolver and other debt was reduced by $27 million.

                  During the quarter we adopted Financial Accounting Standard Board Interpretation Number 46 for -- easier to say FIN 46 -- relating to the off balance sheet treatment of variable interest entities. We elected to adopt FIN 46 effectively January 1st, 2003. As you know, we have had approximately 50 pieces of manufacturing equipment under a synthetic lease since 1997, which under FIN 46 is considered a variable interest entity. Upon adoption, we brought $18.5 million of debt onto the balance sheet, therefore as of the beginning of the year. The balance of this debt component at June 30th is $17.8 million. Property, plant and equipment increased by similar amounts. There was a $300,000 charge for the cumulative effect of this change in accounting principles.

                  Total debt at June 30th was $768 million, compared to $777 reported at the end of the previous quarter, when $18.1 million was still off balance sheet. The actual debt reduction is made up of the $27 million of actual debt reduction from cash flow, less the $17.8 million amount included for the synthetic lease. At quarter end, $90 million was -- $90 million was outstanding on the bank line, and we had $123 million of further availability.

                  The debt markets continue to hold a positive view of our capital structure, as the eight and three-quarter SERP notes have been traded in the 97, 98 range, and the nine and five-eighths senior sub are trading in the 106, 107 range. Both issues have continued to trade up during the quarter.

                  Now an update by segment. In the second quarter, the print segment continued to improve its performance in a very significant way. Print increased its sales to $187 million from $174 million, or 7.4 percent better than Q2 of last year. This performance was primarily due to $21 million of extra sales in the quarter to American Express through not only our fulfillment center in Minneapolis, but also other operations throughout the network. As you know, we acquired American Express' in-house printing and fulfillment operations in August of last year.

                  Last year's numbers included $4 million of sales at our New York City operation that we closed in Q4 of last year. This creation of new customer relationships continues to help us counteract the economic impact on advertising spending, and on print volume that is causing most of our competitors to announce that same store sales dropped year-over-year. Through these types of market share gains, we continue the year-over-year top line improvement that we have seen in the last four quarters since Q3 of last year.

                  We have significantly improved our operating margin, the EBITDA to sales margin, compared to Q2 of last year, and also have improved this margin from 4.3 percent to
                  4.7 percent over last quarter. This improvement is a reflection of both our cost control programs and significant improvements we have made to operations as a result of our restructuring and other initiatives. Obviously these margins are still low when compared to historical levels, and they reflect the state of the markets today, characterized by overcapacity, which is driving down prices.

                  We will continue to improve on the levels achieved in Q1 and Q2, but a return to traditional margins will require the markets to improve from where they are today. We do not, however, need them to return to where they were in 2000 and prior because of the operating leverage we have built into our operations.

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                  Lets turn to the envelope segment. The results in our
                  envelope segment in Q2 were driven by continued low demand in the direct mail area, which was affected most notably by the war in Iraq at the beginning of the quarter, and competitive pricing due to overcapacity. However, the segment continues to achieve industry-leading margins. The EBITDA margins were 10.9 percent this quarter, down from 13 percent in Q2 of 2002. Sales, at $171 million were
                  3.9 percent lower than in the same quarter last year, after excluding sales of the filing products operation that were sold in August of 2002.

                  While maintaining and even increasing our market position with our key customers, pricing wars in the market are leading us to walk away from unprofitable business now. To maintain our EBITDA expectations for the segment, we continue to control all operating costs closely. Productivity continues to improve over last year. Labor as a percentage of sales year-to-date has been reduced
                  60 basis points. This improvement was one of the expected outcomes of the restructuring of our envelope segment, and it is paying off well for us.

                  In the printed office products, the second quarter results once again came in as expected. Sales in the second quarter of $50 million were almost $2 million lower than last year. EBITDA margins decreased only very slightly in the quarter, in the quarter year-over-year, but remained above 12 percent. We were able to achieve these levels by continued tight control on expenses, as well as a more favorable product mix. The sales decline was due primarily to lower sales of multi-ply business forms and price pressure on these same products. The negative impact on sales was mostly negated by growth in specialty documents and label products.

                  I will now turn the call back to Paul Reilly.

Reilly: Thank you Michel. The second quarter just completed has yielded results that render us cautiously optimistic, but not yet satisfied. Let me explain. We are optimistic because we increased market share, managed cost, and increased profitability, all of which confirm that our strategic plan is working. We are also optimistic because all signs point toward improving industry conditions. We are not satisfied because continuing unfavorable conditions impair earnings.

                  Let me review the drivers of our business and show which drivers are positive and which are drivers are still holding us back. The positive drivers are new business, new products and efficiency programs. In the area of new business, we continue to successfully develop the relationship with American Express. So far in 2003, $30 million of new sales volume has been added to our top line. We are also concentrating on some vertical markets where we are bringing our expertise in serving customers to a larger number of players in like industries.

                  We are having particular success with this approach in the pharmaceutical industry. Aided by our total company solution initiative, we have grown sales at Bristol Meyers, Solvay Pharmaceutical, and Glaxo Smith Kline. We have also recently increased our sales at Gap and Old Navy. We are becoming a source of short run printing for other firms in the printing business, building upon the expertise in our printed office product segment.

                  In the area of new products, one of the very promising ones is our ability to produce photographic quality images of cars digitally, without the use of any photography, but rather by using CadCam drawings of the cars. This innovation saves automobile manufacturers tremendous sums of money involved in producing full-scale models, transporting them for photo shoots, and in fact allows our clients quicker product launches. We have just completed a project with Chrysler, and proved the concept totally. There is much interest from other manufacturers in Detroit as well.

                  Other products attracting much customer attention are items like pressables, which are very -- are in fact very large pressure sensitive labels that can be applied to any surface, and then removed numerous times without losing their adhesiveness. These have applications on packaging,


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                  advertising, point of sale advertising, and the like. We
                  are now offering private label papers to our customers. This offering allows them to procure printed materials of equal quality at better paper prices.

                  In the area of operations, we are seeing the benefit of our restructuring program every day. The closure of ten envelope plants has enabled our envelope business to compete much more effectively in this environment. We are the only major envelope manufacturer to have made such a significant reduction in capacity, and it is allowing us to maintain our margins on lower volume. Similarly, the closure of two printed office product plants has enabled this business to maintain its margins in a difficult market environment.

                  In commercial printing, the consolidation of our Web operations saved us almost $1.7 million so far in 2003. While our decision to close our New York printing operation was a difficult one, we believe it was in our best interests. It had lost over $1.8 million this time last year. All of our plants are more efficient as a result of our best practice initiatives, which continue. We are doing a much better job of flexing our workforce and minimizing spoilage. All of our operations are operating on lower overhead.

                  If you add back the interest allocated to discontinued operations in 2002, our interest expense is down over three million so far in 2003, and while our, and while our weighted average interest rate is up year-over-year, we have no significant maturities in our debt until 2005. Had we not taken the actions we took two years ago, we would not be seeing the results we are seeing today.

                  Drivers that are negatively impacting earnings are weak industry sales, pricing pressures, rising employee benefits, and training investments. Our markets traditionally grow when corporate profits grow, and usually this coincides with business capital investment. Recent earning releases point towards an imminent rebound in business capital investment and advertising, which will fuel market growth. Pricing pressures has been experienced in all segments. In the print segment, we have been able to counteract that pressure by increasing volumes. In the printed office segment, we have mostly overcome the impact of pricing pressure through cost cutting.

                  This has not been the case in the envelope segment. Twenty-nine percent of the drop in sales in the envelope segment has come from lower pricing. We find ourselves facing pricing pressures both on spot type quoting to customers, and where we have long-term relationship with customers. Our customers are facing cost concerns, so they are coming to us and asking us to lower our prices to help them out. Obviously both are typical of a very soft economic environment, and of an industry plagued by overcapacity.

                  Earnings have also been impacted by rising medical costs of approximately $2 million per quarter, $8 million on an annual basis. Our results, our results are also somewhat affected by investments we are making in our future. I am referring to spending in employee training and involvement to mobilize them to improve safety, customer service, quality, and productivity. We spent some one million in the second quarter, and two million year-to-date, on this important program. During this period, Mail-Well University has put 900 employees through supervisory training, and a 130 through CIP training; that's our quality process.

                  We have also developed a performance scorecard that all units must use, which we call our focus document. To date, 9,000 of our 10,000 employees have attended sessions where they are introduced to the scorecard, and shown how they can positively affect the results of Mail-Well. Which leads me to addressing the outlook for the rest of the year.

                  We are seeing encouraging signs. The No Call Registry, the federal list which will restrict the use of telemarketing, will have a positive impact on direct mail according to industry experts. These experts are even referring to exempt telemarketers, people that are exempt from this legislation, switching dollars over to direct mail campaigns now for fear of backlash against the continued use


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                  of telemarketing. To date, some 28 million phone
                  numbers are on the registry, and it is expected that 60 million numbers will be on it by October.

                  Similar anti-spam, and this is pending legislation, would also be positive for direct mail. Also the United States Postal Service legislation, and the recommendation of the White House Postal Commission may spur a second half rebound in direct mail. All of these are certainly very positive in the longer term.

                  The recent improvements in business confidence levels should also translate itself into a trend of increased advertising spending. Another set, another set of references is the Blue Chip Economic Indicators. Using their forecasts on GDP growth, the NAPL, an industry organization, sees growth in print of one to 2.4 percent this year, and 3.2 to 4.1 percent next year. This would all translate to a stronger second half of this year. There is also the fact that we are entering a period of the year which has always been strong for us. Typically we would expect to see results in the second half 20 percent better than in the first half.

                  Putting all of these facts together at the same time, I am comfortable with the full year EBITDA range we have previously given, which is $130 to $140 million. Obviously the longer the economy stays soft, the more we will trend toward the lower end of the range. Our continued focus on working capital management and caution on capital spending should allow us to generate approximately 40 million of free cash flow available for debt pay down.

                  So in summary, before we open up for Q&A. One, we remain on track in the short term despite continuing difficult business environments. Two, the other side of this coin is that the economic and political environment are now favorable for medium and long-term growth. Three, we continue to invest in programs that will have significant benefits in the future. Four, profitability continues to improve, market share gains continue, and lastly, we continue to reduce our debt, and while it is still too high, it is manageable because of the lack of maturities over the next couple of years.

                  This concludes my remarks. Now I'll pass the conference call over to Lisa, who will instruct you on how to ask questions. Lisa.

Operator:         Thank you Mr. Reilly. If you have a question at this time, please press the one key on your touch-tone telephone.
                  If your question has been answered, or you wish to remove yourself from the queue, please press the pound key. Once again, please press the one key if you have a question. And the first question is from Bill Hoffman of UBS.

Bill Hoffman:     OK, good afternoon.

Reilly:           Hi Bill.

Hoffman: Just wonder if Paul, if you could talk just a little bit about this, the envelope segment and the drop off that you saw second quarter versus first, and whether, you know, there's some customer churn going on, market shifting, and/or, and how we expect to see this recover, if at all?

Reilly: OK. First of all, traditionally in the envelope market the second quarter's always weaker than the first quarter.
                  So we have that fact as well. That compounded with the mailing that ceased in anticipation and during the war in the Middle East added to that situation. What we have seen to date that's been unusual is pricing. And we have seen a fairly difficult price environment.

                  Mail-Well has defended our price position, our market share position. In all cases, if somebody came at us we defended our position until we saw that client being no longer profitable, and our feeling is as long as we're making money, we want to keep the market share. If somebody wants to take business at unprofitable amounts, we'll let them take that. We are clearly the low cost

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                  producer in this market, we're the high profitability
                  company, and in the long run this sort of activity we will win.

                  Positively, and it's too early Bill to say that it's a continuing trend, but the activity of pricing has slowed down somewhat. We certainly have not seen in the last month or so the activity that we saw earlier. But going forward, increase in direct mail will help this significantly. Two, we will continue to defend our position and we'll use our low cost position to maintain our market share.

Hoffman: All right. You mentioned the war effect. I just wonder on a like a -- if you looked at it a monthly sequential basis, did you see is there a monthly drop off around that period and then some recovery back to more normalized levels here?

Reilly: No. It actually occurred about the second week of February, we saw the business start to tail off, and because of the nature of the second quarter where there is in fact very little direct mail, or incremental discretionary direct mail doesn't come, it has not come back yet.
                  We're about two to three weeks before we would start to see that business come back, in anticipation of the fall mailing season. Traditionally September, October and early November represent the very, very strong direct mail season, and it's, you know, mid to late August before we start to see those orders come in. So, we have no signs, we would not have expected any signs yet.

Hoffman: OK. And then in the commercial printing side, obviously a better quarter this year than last year and setting you up, I would assume going forward. Are you expecting the same kind of auto industry impact the third and fourth quarters as you've seen historically?

Reilly: We will certainly see the pickup this year that we saw last year. It may not be as much as last year, but we're still very, very confident about our ability to continue to improve earnings and have a very strong third quarter. A little bit of pricing pressure as we've seen, we've seen some of that in the car brochures. But the business it will be, it will be incremental as it has been all other years to our profit. So, we expect a good, a good car brochure season.

Hoffman: OK. And a quick question for Michel. Just from a working capital standpoint, looks like a lot of the cash was generated from a pull down in receivables. You know, obviously from a seasonality standpoint it makes sense. As you go forward have you changed terms at all, or do you think, you'll just be working off the lower base here?

Salbaing:         No, we have not changed the terms. It is, you know, it's
                  just better management of our working capital in general. And it, and we have said that that would happen at the last conference call, so there's no surprise there.

Hoffman:          OK. Thank you.

Operator:         The next question comes from Selman Akyol of Stifel Nicolaus.

Selman Akyol:     Good afternoon. Couple quick questions. First of all, can
                  you talk about what your approximate capacity that you're running at in print and envelope is?

Reilly: It's fairly low. Both of our plants will be running, both of those operations in the 70 percent level. That would compare to -- and we measure ours on a, on a, on a full 24/7 basis. If you were to compare our industry's to that basis, it would be in the, in the 40 percent range. Although there's a little bit of misnomer in it, in it
                  -- people price relative to what they see the market. There are competitors of ours who would look at seven days a week, five -- no, I'm sorry -- five days a week, seven hours, as being full capacity. We don't measure it that way.

                  But it's a function of how they look at pricing. The usual need is to build up your plant, to make sure that the people you have on your payroll are in fact employed. In our business, payroll costs


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                  are significantly greater than our depreciation. So
                  there's much more of a focus on that. So it's not, it's obviously very loose at this point, but we're not, it's not as bad as you think it is.

Akyol: OK. Well let -- really where I'm trying to go here is when you go into the Q3 and Q4 busier times, where do you expect those to sort of peak out at?

Reilly: They would be adding another five percentage points to each of them.

Akyol: OK. The next question, then do you guys foresee any more plant closings, or is that all pretty much behind us?

Reilly: You know, you always have to be vigilant. We're always looking for opportunities to reduce our costs and continue to be the low cost producer, and we never say never. We have none in the, in the planning stages at this point, but if we think it's the right thing to do for our shareholders, we would, we would be open to closing plants.

Akyol: OK, and then last question. If I got it right, it sounded like you were looking for cap ex this year of $30 to $35 million, and so far you've incurred $13 million of it. Can you tell a little bit what the second half is going to look like for what?

Salbaing:         It's just how we expect to have our capital roll out. We
                  expect $15 to $20 million to be spent in the second half of the year. There's nothing particular, it's, you know, it's either computer equipment for our -- in the area of our fulfillment operations in Minnesota, it's some press equipment in print, you know, nothing earth shattering, put it that way.

Akyol:            OK. Thanks very much.

Salbaing:         OK.

Reilly:           Thank you Selman.

Operator:         The next question is from Berna Beshay (ph) of ACI Capital.

Salbaing:         Hello.

Reilly:           No, not there. Lisa, next question?

Operator:         The next question from Andy Vanhouten (ph) of Deutsche
                  Bank.

Andy Vanhouten:   Hello. Michel, I just -- hi. I just wanted to follow up on
                  Bill's question on working capital. Obviously you have, you know, regular sort of seasonal and quarterly swings, and it was sort of negative in the first quarter, it's obviously become significantly positive in the second quarter. I mean, do you still feel that as of December 31st of this year, looking back over the 12 months, that you will be sort of net working capital neutral? Or would expect for the full year slightly positive or slightly negative?

Salbaing:         We always, we always look at it as being neutral. You
                  know, we always expect our operations to do better, so in actuality we always end up with a slight positive improvement, because our working capital is, you know, as a percentage of total sales is not -- could always be improved. But we do not depend on -- for the $40 million of free cash flow that we've talked about, we do not depend on a reduction in working capital.

Vanhouten:        OK, thank you. And then sort of a follow up question that's more about sort of your view on the industry in general, and their thoughts about shutting down extra capacity.
                  It seems like a lot of the printers, obviously nearly everyone has gone through and made significant reductions in their infrastructure. But when asked considering whether they have sort of any plans to do anything


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                  else for the rest of the year, I'd say most management teams are hesitant, or say that they really don't have plans.

                  Is it, is it the thought, and your thought about the industry in general, that people really do expect some kind of pick up in the second half of the year, and therefore they're very, very reluctant to shut down capacity above and beyond what they already have done?

Reilly: You know, it's difficult for us to speculate as to what our competitors would be doing, but I can give you a little granularity. There's no doubt that the industry expects a pick up. Every one of the industry economists, and we have two very good economists, are looking for a stronger second half than the first half. None of whom have baked in any significant benefit of direct mail, which may or may not happen. I think everybody thinks it's going to happen in longer term, we don't know if it's going to happen in the shorter run.

                  You know, I think there are different things other than capacity that will drive people to plant closures. I mean, one of them is the ability to service your customers. If you can't, you can't service your customers then you can't close your plants, so the combination of the need to reduce costs, the ability to service the customers, will look at plant closures. Mail-Well in our history has closed over 60 facilities. Most of that was done during periods when sales were increasing. It's just continually looking to improve our cost structure, and in good times and bad times we'll continue to do that.

Vanhouten:        Great.  Thank you very much.

Reilly:           Quite welcome Andy.

Operator:         The next question from Todd Morgan of CIBC.

Todd Morgan:      Thank you. There's a lot of detail here, and that's certainly appreciated. I was hoping if I could drill down a few more layers though. Can you give us a sense Paul, if you talk about the -- how much capacity, or how much demand really needs to change before you think you can see either I guess improved market share, for example in the envelope segment, or higher prices, and when can -- what does it really take to drive the results upward?

Reilly: OK. Let me -- Todd let me just say to make sure that we believe that we increased market share in every three of our market segments, so we don't believe we have lost any market share.

Morgan:           OK.

Reilly: And we continue to do it. It's difficult to speculate what's going to happen. But here would be the dynamics, again it's not, it's not the amount of machine hours, it's the number of people that are being paid that is going to drive a change in the price philosophy. Usually when business gets robust, people tend to be more positive about keeping their plants full, so in may take very little. This three year recession, which has never happened before, you know, makes me not always predict what happened in the past was going to happen in the future. But any robustness will clearly have an impact, and I do -- would not want our investors to be concerned about what the utilization of machines are.

                  The real key is utilization of employees, and the way we measure it at Mail-Well is that on a daily basis we're looking at what percent of the time are our employees charging their time to work. And that's what, when we're doing transactional business, that's what we look at to make pricing decisions relative to filling capacity. So, it shouldn't take too much, but we don't know. We don't know. History would say that market gets a little bit robust and these things go away rather quickly. In the long run, we got to be the low cost producer, and that's what we've done very well.

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                  If you look at the envelope markets, our earnings power
                  there seems to be a multiple of anybody else we can put our hands on. So we know we're well positioned. And look, we're sending messages to people, that you want to take market share from us, you're only going to take it if we're losing money at it. And eventually they'll get -- they'll understand.

Morgan: How much sort of mothballed capacity or sort of -- do you think there is? I mean you closed plants, a lot of people other closed plants. My sense is a lot of the equipment in those plants has migrated to some of your, you know, to other facilities, and is perhaps not being used, but is ready to be used if there's demand.

Reilly: Different story. In the case of envelopes, a lot of our -- no, most of our machines are boat anchors. That was a policy that we state, we will not let it get into the market. If we knew it was going to markets outside of North America we would be open to it, but most of it became boat anchors. We do have a warehouse in Minneapolis, which allows us to keep our cap ex down. We have some very good capacity in a warehouse there, which as business gets more robust we can put it where we want it.

                  The print side, a lot of it gets mothballed. Ultimately the machines that are not being used are machines that have become unproductive, and as time goes on it becomes less productive. It just -- productive in the standpoint it's just not competitive. They run too slow, the setup times are too slow. I think a good deal of that capacity's gone forever. And again, the thing to look at in our industry is much less the capacity of machines, but more to look at the capacity of the people that are, that are in our, in our plants.

Morgan: OK. And I guess for the last question, would it be fair to say that at this point for you guys that the business that you have is all basically priced at market? There's not sort of contracts that you have from the past, multi-year long-term contracts that may provide you slightly preferential pricing, or at least above market pricing in this environment? Is everything pretty much at market at this point?

Reilly: There's no material difference in that. I would agree with that.

Morgan:           OK. Good. Well thanks a lot.

Reilly:           Thanks Todd.

Operator:         The next question from Brian Watson of Stanfield Capital.

Brian Watson:     Hi. Just a quick question. Could you talk about sort of the ad trends that you're seeing, and you know, what part of your business it affects more, the direct mail or the envelope segment -- the commercial printing of the envelope segment? Thanks.

Reilly: OK. Let me look at it two ways. There's the general advertising markets, and they tend to direct -- to impact our commercial printing significantly. We estimate that 50 percent of our business in the print side is being driven by advertising spending. So advertising hiccups, it has a fairly large, fairly large change.

                  The direct mail has always traditionally run to a different cycle, or different drivers. Usually, by the way, they've been out of sync. This is one of the few times in our history where they have been in sync. Direct mail tends to run up and down relative to how paper prices are going, and how postal rates are going. The exception to those rules has always been the industry mantra that you do not mail into a crisis, like the one we saw in the Middle East forum.

                  So, let me go back to trends. There seems to be a pick up in the advertising. It's much too early to tell, but we like what we're seeing. That's all I can say. It's too early, there's not enough months behind us to say that it's picking up, but the good news is that many of our customers are saying


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                  that they are going to increase their advertising. It could very well be, and this is a little bit on the negative, it could well be that we may need to go through advertising budgets, we may need to go another round of the corporate budgets to actually see that. But what we like what we're seeing in the short term.

                  On the envelope side, the trend here is, and I'm going to be optimistic, the demise of telemarketing, I think it's a possibility. We here in Colorado, who have had these no call lists for six months, it's just a non-existent business. In the Reilly household we would have six phone calls a night. After putting it in and our number on the list, we go to one a week, and that one is somebody that we do business with. So it is a, it's a huge push, potential push. The only question in our minds relative to direct mail, is it going to impact us significantly in the second half, or is it going to wait till next year.

Watson: OK. What effect do you think that the proposed price increase from Abitibi and Bowater might have on your direct mail segment then? The increase that was supposed to go into effect August 1st?

Reilly:           Pipe dreams.

Watson:           I'm sorry?

Reilly:           Pipe dreams.

Watson:           OK.

Reilly: I don't want to be flippant, but our paper prices are going down. I mean, I don't know what grades that I had seen, but the grades that we're using, I don't want to say they're in freefall, but they're getting close. This is a very, very weak market. The summer doldrums have really taken their toll on paper prices.

Watson: So are you able to leverage that decrease, you know, in terms of your, you know, leveraging off your raw material to ...

Reilly: It is helping us mitigate some of the impact of pricing, but not all of it obviously.

Watson:           OK. So you think it's a pipe dream for those to ...

Reilly: I don't know which grades. Because I haven't seen it, but the grades that we're dealing with, coated papers, uncoated free sheet, it is just not going to happen.

Watson:           OK. Thank you.

Operator:         Once again, if you have a question, please press the one
                  key on your touch-tone telephone. And the next question from Jeff Cobilars (ph) of Salomon Brothers.

Reilly:           Hi Jeff.

Jeff Cobilars:    Hi guys. Curious about the direct mail business again.
                  Paul you were saying that you weren't sure if they're going to wait until '04, or if they'll gear it up in the second half, and just given this, you know, as you said in the press release about the telemarketing calls hopefully being reduced by 25 to 50 percent according the DMA, can you just explain what the conversations are like with your direct marketers? Are they -- what's holding them back?

Reilly: Inertia, I can't say we know exactly what it is. They are all -- not all -- many of them are talking about moving their dollars. You know, some of them haven't laid off their people, so the dollars haven't gone away yet. It's difficult to say, but you know, I would go back as a proof for those of


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                  you had been around with Mail-Well for a while, you may
                  remember the first quarter of 1996, where we saw a dramatic decrease in direct mail, and it was in response to higher paper prices and postal rate increases.

                  But we saw a 20 percent decrease in Q1 of 1996. Most of that dollars went directly into telemarketing, and that's when the calls between six and nine started. So, I think that's -- the high correlation that telemarketing has been taking money away from direct mail. And I think it's only a function of time.

Cobilars:         All right. And then can you comment in general about your
                  total customer solutions and mobilization efforts, just how that's going, getting that geared up?

Reilly: We're very excited about both of those. Total company solution, which is us being in front of our customers, not as three segments but as one segment, has been a -- the major driver of sales growth that we've had during this period. It differentiates us from our competitors, because there are very few, if any, that have that cadre of products. And I'm not saying these deals are not priced competitive, but it takes us further away from that transactional is your price one or two percent below, because part of a total company solution is actually taking over some of the print buy in efforts of our customers. So it removes us from that day-to-day. That, with the addition of fulfillment, which allows us to manage the entire supply chain of our customers, has been very, very helpful. So we are seeing significant sales in that area.

                  On the mobilization, which is giving our employees the tools to make Mail-Well succeed in the areas of concentration, as in customer service, safety, productivity, quality, we're still in the formation schedule. Do we have some benefits? Yes, but most of the work we've done to date is preparing and educating our employees on how they, differently than it's been in the past, that how they can solve problems and how they can contribute to Mail-Well's success. Are we excited about it? Absolutely we're excited about it. The feedback we're getting from our employees is terrific.

                  In micro areas we're seeing very, very positive impact. Our market's difficult to differentiate with technology, even though in some cases we do. Our best long-term success is differentiating through our employees. And we're on the right track here.

Cobilars:         All right.  Thank you.

Reilly:           Thank you Jeff.

Operator:         The next question from Craig Hoagland of Anderson Hoagland and Company.

Craig Hoagland:   Hi guys.

Reilly:           Hi Craig.

Hoagland:         If I read the Q right this morning, it sounds like in the
                  envelope segment, domestically there was a volume decline of about six percent year-over-year. And I was trying to just figure out how much of that you would attribute to the direct mail decline, and how much of that might have been declines in transactional?

Reilly: It's principally direct mail. Our transactional business continues to grow.

Hoagland:         OK. And do you have a sense for what the market's doing
                  in transactional?

Reilly: Our businesses have been about three percent. We've taken some market share. But it's still in the one percent, we have not seen the impact of electronic bill presentment and payment, in terms of manufacturing envelopes. Those numbers would indicate, and we look at data from the envelope


                                     11

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                  and manufacturers association, we look at shipment of
                  envelope papers to manufacturers, and we look at mailings or envelope volumes from the post office. Those numbers would indicate that we have decreased one to two percent less than the market has decreased.

                  So we believe we're continuing to increase market share, in spite of what you point out is fairly anemic, you know, it's negative growth.

Hoagland:         For the overall market --

Reilly:           -- direct mail is the principle culprit here.

Hoagland:         Yes.  And then just a -- you know, you said your transaction volume's up about three percent year-over-year?

Reilly:           Correct.

Hoagland:         Did I hear that right?  OK, thanks.

Operator:         The next question from Amn Spielman (ph) of PPM America.

Amn Spielman:     Hi, thanks. Just two quick questions. One, in your free
                  cash flow expectation for this year, does that include a benefit of, I think you said $11 million tax refund?

Salbaing:         Yes. But that tax refund we already had in the second quarter.

Spielman:         OK. Net for the year then, is that the sum total, the
                  positive tax inflow?

Salbaing:         Yes.

Spielman:         OK. But going forward you're generally don't -- you're not a taxpayer cash ...

Salbaing:         We're not, we're not a taxpayer in the U.S.  We are taxpayer in Canada, but net and overall the company is not a taxpayer.

Spielman:         Great. And just in terms of your 2005 maturity on your,
                  on your bank facility, have you started to engage in any discussions, do you have any basic strategy on how you'll refinance that, or is it too far out right now?

Salbaing:         Right now it's too far out. It's really a question of --
                  it's just renewing a revolver facility, so it's really not something that we're particularly, you know, focusing on today. And that's also the reason why we disclose every quarter where we are on availability. Our standing with the banks right now is excellent. So, you know -- or putting it another way, if we had to renew it today, I mean, that would be a no-brainer.

Reilly: Our basic strategy, and I want to make sure you understood, is to renew a line that has no outstanding debt on it. It won't -- it should not be difficult. Right now our plan's that we will generate enough cash flow between now and the maturity to pay off all outstanding debt on that.

Spielman:         And I'm sorry, when is it due in 2005?  What month?

Salbaing:         June.

Spielman:         June 2005.  Great, thank you.

Operator:         This concludes the question and answer session.  Mr. Reilly,
                  I'd like to turn the conference back to you.

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Reilly:           Thank you everybody for your time.  Just a final note
                  about -- of the shareholders of Mail-Well, and this is directed towards the shareholders of Mail-Well. You know, we are very well positioned, and I'll give you three points. First, our strategic plan is working, and that's evidenced by the market share gains and improving profits. Two, our cyclical markets are poised for a rebound. Everything points to these markets getting stronger. And lastly, our leverage, which savagely reduced shareholder value, as the industries fell into an unprecedented three-year recession, that leverage will actually accelerate shareholder value creation as our strategic plan and rebounding industries increase profits.

                  Again, thank you. And we'll see you next month. Bye-bye. Next quarter, I should say.

Operator:         Ladies and gentlemen, thank you for your participation in
                  today's conference. This concludes the conference. You may now disconnect, and have a good day.


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